EXHIBIT 10.13

December       , 2007

HSW International, Inc.

One Capital City Plaza

3350 Peachtree Road, Suite 1500

Atlanta, Georgia  30326

                RE:          Trademark License Option

Gentlemen:

        Reference is hereby made to (i) that certain Letter Agreement regarding trademark license option (the “Original Letter Agreement’), dated as of April 20, 2006, by and between HSW International, Inc. (the “Corporation”) and HowStuffWorks, Inc. (“HSW”), (ii) that certain Contribution Agreement, dated as of October 2, 2007, between the Corporation and HSW regarding the contribution of certain rights and assets in China and related regions (the “PRC Contribution Agreement”), (iii) that certain Contribution Agreement, dated as of October 2, 2007, between the Corporation and HSW regarding the contribution of certain rights and assets in Brazil (the “Brazil Contribution Agreement” and together with the PRC Contribution Agreement, the “Contribution Agreements”), and (iv) that certain Amended and Restated Letter Agreement regarding India and Russia, dated on or about the date hereof, between the Corporation and HSW (the “India/Russia Letter Agreement”).  The Corporation and HSW desire to amend and restate the Original Letter Agreement in its entirety as set forth in this Amended and Restated Letter Agreement.

                The Corporation and HSW hereby agree as follows:

                1.             The Corporation shall have an option to an exclusive license from HSW for the Chinese and/or Portuguese translations of the HowStuffWorks name and associated marks for use in digital and/or electronic medium only in the Territory (as defined in the Contribution Agreements) and solely in connection with the Contributed Content (as defined in the Contribution Agreements) in consideration for a licensing fee equal to two percent (2%) of the Corporation’s net revenue derived from the businesses that use such marks in the Territory, up to a maximum of $100,000 annually for both of the Territories, collectively.  In the event that Corporation exercises the option in this paragraph 1, the parties will enter into a trademark license agreement containing customary terms, conditions and limitations, as mutually agreed to by the parties in writing.  The Corporation will have the right to exercise the option in this paragraph 1 until April 2, 2009.

                2.             The Corporation shall have an option to an exclusive license from HSW for the translations for the local languages in India (excluding English) and/or Russian translations of the HowStuffWorks name and associated marks for use in digital and/or electronic medium only in India and/or Russia and solely in connection with any content obtained pursuant to the India/Russia Letter Agreement in consideration for a licensing fee equal to two percent (2%) of the Corporation’s net revenue derived from the businesses that use such marks in India and/or Russia, up to a maximum of $100,000 annually for India and Russia, collectively.  In the event that Corporation exercises the option in this paragraph 2, the parties will enter into a trademark license agreement containing customary terms, conditions and limitations, as mutually agreed to by the parties in writing.  The option in this paragraph 2 may only be exercised at the same time as the exercise, if any, of the option contemplated by the India/Russia Letter Agreement.

This letter agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.  Facsimile counterpart signatures to this letter shall be acceptable and binding.

Please indicate below your agreement with the foregoing.

Yours truly,

HOWSTUFFWORKS, INC.

By:
Name:
Title:

Acknowledged and agreed to this        day of December, 2007.

HSW INTERNATIONAL, INC.

By:
Name:
Title: